Exhibit 99.1

Media Contact:

Gateway, Inc.

Bob Sherbin, (858) 848-3886

Robert.Sherbin@gateway.com

FOR IMMEDIATE RELEASE

GATEWAY COMPLETES ACQUISITION OF EMACHINES

POWAY and IRVINE, Calif., March 11, 2004—Gateway, Inc. announced today that it has completed its acquisition of privately held eMachines, one of the fastest-growing, most efficient PC companies in the U.S., for 50 million shares of Gateway common stock and $30 million cash.

Following the close of the acquisition today, which was initially announced on Jan. 30, eMachines CEO Wayne Inouye was named CEO of Gateway, succeeding Ted Waitt, who remains chairman and the company’s largest stockholder. Rod Sherwood continues to serve as the company’s CFO.

“This is a great day for both Gateway and eMachines,” Mr. Waitt said. “While there is considerable work ahead for us, I am confident that we will make fast progress at building a successful, profitable and growing company.”

As Gateway works on bringing the two organizations together, it will focus on expanding its joint product line into new channels and markets and adopting many elements of eMachines’ highly efficient operating model.

Gateway will also benefit from increased scale. The company will be the third-largest player in the U.S. PC market, with nearly 7% of the U.S. PC market and more than 25% of the U.S. retail PC market. It will also be the eighth-largest PC company in the world, with growing sales in key international markets, including the UK, Japan and western Europe.

As a result, Gateway expects to return to sustained profitability for 2005 as it benefits from increased sales growth, new cost savings and other synergies.

Mr. Inouye said, “By offering the customer multiple brands through multiple sales channels, Gateway will occupy a unique position in the industry. This is a positive step for Gateway, its customers and its stockholders.

“We intend to get to work fast to solidify Gateway’s traditional standing as the industry’s most efficient and competitive player, with a great reputation for quality and reliability across our product line and among all our customer segments,” he added.

As disclosed previously in a filing with the U.S. Securities and Exchange Commission, Mr. Inouye’s compensation includes options to purchase 10 million shares of Gateway common stock, issued at a per share exercise price of $5.19, which represents today’s closing price of Gateway shares. The options will vest over the course of a back-loaded, four-year timeframe, intended to encourage long-term retention, with a vesting schedule of one-tenth, two-tenths, three-tenths and four-tenths of the options over each of the next four years.

In addition, 29 eMachines employees in management roles have been granted a total of 2.4 million shares of Gateway stock upon their employment with the company, subject to entering into a stockholders’ agreement. The 2.4 million shares are included in the aggregate 50 million shares issued by Gateway in the transaction.

Gateway said it will give further updates as appropriate on its progress on merger-related decisions and actions.

About Gateway

Since its founding in 1985, Gateway (NYSE: GTW) has been a technology and direct-marketing pioneer, using its call centers, web site and retail network to build direct customer relationships. As a branded integrator of personalized technology solutions, Gateway offers consumers, businesses and schools a wide range of thin TVs, digital cameras, connected DVD players, enterprise systems and other products, which work together seamlessly with its award-winning line of PCs. Its products and services received nearly 130 awards and honors last year. With its acquisition of eMachines now complete, Gateway is the third largest PC company in the U.S. and among the top ten worldwide. Visit www.gateway.com for more information.

Special Note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking information related to results is subject to finalization of results, including appropriate adjustments to returns and inventory, and completion of its year-end audit. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of future financial and operating performance; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, the risk that the businesses will not be integrated successfully to achieve the expected results; disruption from the merger that could adversely impact relationships with customers, suppliers and employees; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to transform the company to a technology solutions provider and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; ability to grow in e-commerce; risks of minority equity investments; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; changes in product, customer or geographic sales mix; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.